Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2018, TO DECEMBER 31, 2018

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2018, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR Parts 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). If we know or have reason to believe that any of the Conflict Minerals necessary to the functionality or production of our products (i) may have originated in the Democratic Republic of the Congo (the “DRC”) and the adjoining countries (the “Covered Countries”) as defined in Item 1.01(d)(1) of Form SD and (ii) may not be from recycled or scrap sources, we must perform due diligence on the source and chain of custody of our Conflict Minerals.
We are committed to our efforts to sourcing materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. It is our policy that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is also our policy to assess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our manufactured products can be classified in two major categories: (1) da Vinci® Surgical Systems and instruments & accessories and (2) Ion™ endoluminal system (collectively, the “Covered Products”). The Covered Products contain Conflict Minerals that are necessary to the functionality or production of these products.
da Vinci Surgical Systems and instruments & accessories
Through December 31, 2018, we have commercialized the following da Vinci Surgical Systems - the standard da Vinci Surgical System in 1999, the da Vinci S® Surgical System in 2006, the da Vinci Si® Surgical System in 2009, and the fourth generation da Vinci Xi® Surgical System in 2014. We have extended our fourth generation platform by adding the da Vinci X® Surgical System in 2017 and the da Vinci SP® Surgical System in 2018. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3-D Vision System, da Vinci Skills Simulator, da Vinci Xi Integrated Table Motion, and Firefly® Fluorescence Imaging.
We sell various instruments and accessories products which are used in conjunction with the da Vinci Surgical System as surgical procedures are performed. These products include: da Vinci Instruments, da Vinci Stapling, da Vinci Energy, da Vinci Single-Site®, and accessory products.
Ion endoluminal system
The Ion endoluminal system is a flexible robotic-assisted catheter-based platform that utilizes instruments and accessories for lung biopsies, which received U.S. FDA clearance in February 2019.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended March 31, 2019.

II. CONFLICT MINERALS COMPLIANCE PROGRAM

Our Conflict Minerals Compliance Program (the “Compliance Program”) has been designed to conform, in all material respects, to the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD Framework”). Our Compliance Program is designed to address the following five key objectives:

•	Establish a Corporate Program for Conflict Minerals

•	Identify and Assess Risk in the Supply Chain

•	Design a Strategy to Respond to Identified Risk in the Supply Chain

•	Fulfill Conflict Minerals Independent Audit and Reporting Obligations

•	Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program, with senior management support including representatives from Global Supply Chain Operations, Corporate Finance, Legal, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:

•	Maintenance of our Conflict Minerals policy on our website at https://www.intuitive.com/en-us/about-us/company/legal/governance.

•
Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.

•	Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.

•
Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.

We are a member of the Responsible Minerals Initiative (“RMI”), formerly known as the Conflict Free Sourcing Initiative, supporting the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the Responsible Minerals Assurance Process (the “RMAP”), formerly known as the Conflict Free Smelter Program, part of the RMI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
III. REASONABLE COUNTRY OF ORIGIN INQUIRY

For 2018, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country, or came from recycled or scrap materials. To collect country of origin information from our suppliers, we conducted a supply chain survey with our suppliers using the Conflict Minerals Reporting Template (“CMRT”) maintained by the RMI. We utilized the RMI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in the supply chain of our Covered Products and their countries of origin. During the reporting period ended December 31, 2018, we received responses from approximately 87% of our in-scope suppliers. Refer to our “Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin” section for a summary of the country of origin information collected for each of the Conflict Minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in person communications with the suppliers. First-tier suppliers, not satisfying our RCOI requirement, are escalated to management as needed based on our due diligence process.
Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a company level, division level, product category level, or at a product level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
IV. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION

Design of Due Diligence Framework
Our due diligence framework has been designed to conform, in all material respects, to the OECD Framework.
Due Diligence Measures Undertaken
We are a downstream company, and although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:

•	The supplier’s response was not submitted utilizing the CMRT.

•	The supplier has indicated that Conflict Minerals are present in their products, but does not provide smelter (or refiner) or country of origin data.

•	The supplier reported that the smelters or refiners are unknown or does not list them, but confirms that none of the minerals originate from the Covered Countries.

•	The supplier has identified the country of origin information, but does not identify a smelter or refiner.

•	The supplier identified a smelter or refiner which does not actually process the identified conflict mineral.
High risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the RMAP listing of validated smelters and refiners that are conformant with the RMAP assessment protocols. The RMAP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the RMAP.

Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We are a member of the RMI, supporting the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
V. CONCLUSIONS

Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our due diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information, and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the RMI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in the supply chain of our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in the supply chain of our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral - Tin
Facilities Identified with “Conflict-Free Status - Unknown”
An Vinh Joint Stock Mineral Processing Company	Gejiu Zili Mining And Metallurgy Co., Ltd.	Pongpipat Company Limited
CNMC (Guangxi) PGMA Co., Ltd.	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Super Ligas
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Huichang Jinshunda Tin Co., Ltd.	Tin Technology & Refining
Estanho de Rondonia S.A.	Jiangxi New Nanshan Technology Ltd.	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Gejiu Kai Meng Industry and Trade LLC	Modeltech Sdn Bhd	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
Alpha	Metallo Belgium N.V.	PT Menara Cipta Mulia
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Metallo Spain S.L.U.	PT Mitra Stania Prima
Chifeng Dajingzi Tin Industry Co., Ltd.	Mineracao Taboca S.A.	PT Panca Mega Persada
China Tin Group Co., Ltd.	Minsur	PT Premium Tin Indonesia
CV Ayi Jaya	Mitsubishi Materials Corporation	PT Prima Timah Utama
CV Dua Sekawan	O.M. Manufacturing (Thailand) Co., Ltd.	PT Refined Bangka Tin
CV Gita Pesona	O.M. Manufacturing Philippines, Inc.	PT Sariwiguna Binasentosa
CV Tiga Sekawan	Operaciones Metalurgical S.A.	PT Stanindo Inti Perkasa
CV United Smelting	PT Aries Kencana Sejahtera	PT Sukses Inti Makmur
CV Venus Inti Perkasa	PT Artha Cipta Langgeng	PT Sumber Jaya Indah
Dowa	PT ATD Makmur Mandiri Jaya	PT Timah (Persero) Tbk Kundur
EM Vinto	PT Babel Inti Perkasa	PT Timah (Persero) Tbk Mentok
Fenix Metals	PT Bangka Prima Tin	PT Tinindo Inter Nusa
Gejiu Fengming Metallurgy Chemical Plant	PT Bangka Serumpun	PT Tommy Utama
Gejiu Jinye Mineral Company	PT Bangka Tin Industry	Resind Industria e Comercio Ltda.
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT Belitung Industri Sejahtera	Rui Da Hung
Guanyang Guida Nonferrous Metal Smelting Plant	PT Bukit Timah	Soft Metais Ltda.
HuiChang Hill Tin Industry Co., Ltd.	PT DS Jaya Abadi	Thaisarco
Magnu's Minerais Metais e Ligas Ltda.	PT Inti Stania Prima	White Solder Metalurgia e Mineracao Ltda.
Malaysia Smelting Corporation (MSC)	PT Karimun Mining	Yunnan Tin Company Limited
Melt Metais e Ligas S.A.	PT Kijang Jaya Mandiri
Metallic Resources, Inc.	PT Lautan Harmonis Sejahtera
Suppliers reported an additional 127 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Australia, Belgium*, Bolivia*, Brazil*, Canada, China*, Germany, Indonesia*, Japan*, Malaysia*, Myanmar, New Zealand, Peru*, Philippines*, Poland*, Russia, Rwanda, Singapore, South Korea, Spain*, Switzerland, Taiwan*, Thailand*, United Kingdom, United States*, Vietnam

*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 2: Facilities Processing Conflict Mineral - Tantalum
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
None
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
Asaka Riken Co., Ltd.	H.C. Starck Smelting GmbH & Co. KG	Mitsui Mining and Smelting Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Tantalum and Niobium GmbH	Ningxia Orient Tantalum Industry Co., Ltd.
D Block Metals, LLC	Hengyang King Xing Lifeng New Materials Co., Ltd.	NPM Silmet AS
Exotech Inc.	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Power Resources Ltd.
F&X Electro-Materials Ltd.	Jiangxi Tuohong New Raw Material	QuantumClean
FIR Metals & Resource Ltd.	Jiujiang Janny New Material Co., Ltd.	Resind Industria e Comercio Ltda.
Global Advanced Metals Aizu	JiuJiang JinXin Nonferrous Metals Co., Ltd.	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.
Global Advanced Metals Boyertown	Jiujiang Tanbre Co., Ltd.	Solikamsk Magnesium Works OAO
Guangdong Rising Rare Metals-EO Materials Ltd.	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Taki Chemical Co., Ltd.
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Metals	Telex Metals
H.C. Starck Co., Ltd.	KEMET Blue Powder	Ulba Metallurgical Plant JSC
H.C. Starck Hermsdorf GmbH	LSM Brasil S.A.	XinXing HaoRong Electronic Material Co., Ltd.
H.C. Starck Inc.	Metallurgical Products India Pvt., Ltd.
H.C. Starck Ltd.	Mineracao Taboca S.A.
Suppliers reported an additional 24 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria, Brazil*, China*, Czech Republic, Estonia*, Germany*, India*, Indonesia, Japan*, Kazakhstan*, Macedonia*, Mexico*, Russia*, South Africa, Thailand*, United Kingdom, United States*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.

Table 3: Facilities Processing Conflict Mineral - Gold
Facilities Identified with “Conflict-Free Status - Unknown”
Abington Reldan Metals, LLC	HwaSeong CJ Co., Ltd.	Planta Recuperadora de Metales SpA
African Gold Refinery	Italpreziosi	QG Refining, LLC
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Refinery of Seemine Gold Co., Ltd.
Bangalore Refinery	Kaloti Precious Metals	Remondis Argentia B.V.
Caridad	Kazakhmys Smelting LLC	SAAMP
Chugai Mining**	KGHM Polska Miedz Spolka Akcyjna**	Sabin Metal Corp.
Daye Non-Ferrous Metals Mining Ltd.	Kyshtym Copper-Electrolytic Plant ZAO	Safimet S.p.A
Degussa Sonne / Mond Goldhandel GmbH	L'azurde Company For Jewelry	SAFINA A.S.
Dijllah Gold Refinery FZC	Lingbao Gold Co., Ltd.	Sai Refinery
DS PRETECH Co., Ltd.	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Samwon Metals Corp.
Elemetal Refining, LLC	L'Orfebre S.A.	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Fidelity Printers and Refiners Ltd.	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	State Research Institute Center for Physical Sciences and Technology
GCC Gujrat Gold Centre Pvt. Ltd.	Marsam Metals	Sudan Gold Refinery
Geib Refining Corporation	Modeltech Sdn Bhd	SungEel HiMetal Co., Ltd.
Great Wall Precious Metals Co., Ltd. of CBPM	Morris and Watson	Tongling Nonferrous Metals Group Co., Ltd.
Guangdong Jinding Gold Limited	Morris and Watson Gold Coast	Tony Goetz NV
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Navoi Mining and Metallurgical Combinat	TOO Tau-Ken-Altyn
Hangzhou Fuchunjiang Smelting Co., Ltd.	NH Recytech Company**	Universal Precious Metals Refining Zambia
HeeSung Metal Ltd.	Pease & Curren	Yunnan Copper Industry Co., Ltd.
Hunan Chenzhou Mining Co., Ltd.	Penglai Penggang Gold Industry Co., Ltd.
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
8853 S.p.A.	Ishifuku Metal Industry Co., Ltd.	Prioksky Plant of Non-Ferrous Metals
Advanced Chemical Company	Istanbul Gold Refinery	PT Aneka Tambang (Persero) Tbk
Aida Chemical Industries Co., Ltd.	Japan Mint	PX Precinox S.A.
Al Etihad Gold LLC	Jiangxi Copper Co., Ltd.	Rand Refinery (Pty) Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.	JSC Uralelectromed	Royal Canadian Mint
Almalyk Mining and Metallurgical Complex (AMMC)	JX Nippon Mining & Metals Co., Ltd.	Samduck Precious Metals
AngloGold Ashanti Corrego do Sitio Mineracao	Kazzinc	SAXONIA Edelmetalle GmbH
Argor-Heraeus S.A.	Kennecott Utah Copper LLC	Schone Edelmetaal B.V.
Asahi Pretec Corp.	Kojima Chemicals Co., Ltd.	SEMPSA Joyeria Plateria S.A.
Asahi Refining Canada Ltd.	Korea Zinc Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Asahi Refining USA Inc.	Kyrgyzaltyn JSC	Sichuan Tianze Precious Metals Co., Ltd.
Asaka Riken Co., Ltd.	LS-NIKKO Copper Inc.	Singway Technology Co., Ltd.
AU Traders and Refiners	Materion	SOE Shyolkovsky Factory of Secondary Precious Metals
Aurubis AG	Matsuda Sangyo Co., Ltd.	Solar Applied Materials Technology Corp.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Metalor Technologies (Hong Kong) Ltd.	Sumitomo Metal Mining Co., Ltd.
Boliden AB	Metalor Technologies (Singapore) Pte., Ltd.	T.C.A S.p.A
C. Hafner GmbH + Co. KG	Metalor Technologies (Suzhou) Ltd.	Tanaka Kikinzoku Kogyo K.K.
CCR Refinery - Glencore Canada Corporation	Metalor Technologies S.A.	The Refinery of Shandong Gold Mining Co., Ltd.
Cendres + Metaux S.A.	Metalor USA Refining Corporation	Tokuriki Honten Co., Ltd.
Chimet S.p.A.	Metalurgica Met-Mex Penoles S.A. De C.V.	Torecom
Daejin Indus Co., Ltd.	Mitsubishi Materials Corporation	Umicore Brasil Ltda.
DODUCO Contacts and Refining GmbH	Mitsui Mining and Smelting Co., Ltd.	Umicore Precious Metals Thailand
Dowa	MMTC-PAMP India Pvt., Ltd.	Umicore S.A. Business Unit Precious Metals Refining
DSC (Do Sung Corporation)	Moscow Special Alloys Processing Plant	United Precious Metal Refining, Inc.
Eco-System Recycling Co., Ltd.	Nadir Metal Rafineri San. Ve Tic. A.S.	Valcambi S.A.
Emirates Gold DMCC	Nihon Material Co., Ltd.	Western Australian Mint (T/a The Perth Mint)
Gold Refinery of Zijin Mining Group Co., Ltd.	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	WIELAND Edelmetalle GmbH
Heimerle + Meule GmbH	Ohura Precious Metal Industry Co., Ltd.	Yamakin Co., Ltd.
Heraeus Metals Hong Kong Ltd.	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Yokohama Metal Co., Ltd.
Heraeus Precious Metals GmbH & Co. KG	OJSC Novosibirsk Refinery	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	PAMP S.A.
Suppliers reported an additional 91 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Andorra, Australia*, Austria*, Belgium*, Brazil*, Canada*, Chile, China*, Czech Republic, France, Germany*, Hong Kong, India*, Indonesia*, Italy*, Japan*, Kazakhstan*, Kyrgyzstan*, Lithuania, Malaysia, Mexico*, Netherlands*, New Zealand, Norway, Philippines*, Poland, Russia*, Saudi Arabia, Singapore*, South Africa*, South Korea*, Spain*, Sudan, Sweden*, Switzerland*, Taiwan*, Thailand*, Turkey*, Uganda, United Arab Emirates*, United States*, Uzbekistan*, Zambia, Zimbabwe

*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
**Denotes facilities that have committed to undergo a RMAP audit but have not yet been verified as RMAP - Conformant.

Table 4: Facilities Processing Conflict Mineral - Tungsten
Facilities Identified with “Conflict-Free Status - Unknown”
ACL Metais Eireli	Ganzhou Yatai Tungsten Co., Ltd.	Jiangxi Dayu Longxintai Tungsten Co., Ltd.
Ganzhou Haichuang Tungsten Industry Co., Ltd.	Hunan Litian Tungsten Industry Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Facilities Identified with “Conflict-Free Status - RMAP Conformant”
A.L.M.T. TUNGSTEN Corp.	Hunan Chunchang Nonferrous Metals Co., Ltd.	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Chenzhou Diamond Tungsten Products Co., Ltd.	Hydrometallurg, JSC	Philippine Chuangxin Industrial Co., Inc.
Chongyi Zhangyuan Tungsten Co., Ltd.	Japan New Metals Co., Ltd.	South-East Nonferrous Metal Company Limited of Hengyang City
Fujian Jinxin Tungsten Co., Ltd.	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tejing (Vietnam) Tungsten Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Unecha Refractory metals plant
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Wolfram Bergbau und Hutten AG
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Woltech Korea Co., Ltd.
Global Tungsten & Powders Corp.	Jiangxi Yaosheng Tungsten Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Kennametal Fallon	Xiamen Tungsten Co., Ltd.
H.C. Starck Smelting GmbH & Co. KG	Kennametal Huntsville	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.
H.C. Starck Tungsten GmbH	Malipo Haiyu Tungsten Co., Ltd.	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Hunan Chenzhou Mining Co., Ltd.	Moliren Ltd.
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Niagara Refining LLC
Suppliers reported an additional 29 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria*, Brazil, China*, Germany*, Japan*, Philippines*, Russia*, South Korea*, Spain, United States*, Vietnam*
*Countries of origin of conflict minerals processed by RMAP Conformant Facilities.
Note: Smelter or refiner names and status as reported by the RMI as of May 6, 2019.

Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin which included the follow-up procedures and the Risk Assessment program, described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals which may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory, however specific mine data is not. As such, suppliers have provided less information in these fields, and in some instances not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2018, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.